NIKE, Inc.
SUPPLEMENTAL NIKE BRAND GEOGRAPHY REVENUE DETAILS[1]
(Unaudited)
			% Change	% Change Excluding Currency Changes[2]			% Change	% Change Excluding Currency Changes[2]			% Change	% Change Excluding Currency Changes[2]			% Change	% Change Excluding Currency Changes[2]			% Change	% Change Excluding Currency Changes[2]

	1st Quarter				2nd Quarter				3rd Quarter				4th Quarter				Full Year
(Dollars in millions)	2017	2016			2017	2016			2017	2016			2017	2016			2017	2016
North America
Sales to Wholesale Customers	$2,824	$2,749	3%	3%	$2,637	$2,678	-2%	-1%	$2,650	$2,597	2%	2%	$2,645	$2,650	0%	0%	$10,756	$10,674	1%	1%
Sales through NIKE Direct	1,207	1,050	15%	15%	1,013	869	17%	17%	1,132	1,086	4%	4%	1,108	1,085	2%	2%	4,460	4,090	9%	9%
Total	4,031	3,799	6%	6%	3,650	3,547	3%	3%	3,782	3,683	3%	3%	3,753	3,735	0%	1%	15,216	14,764	3%	3%
Europe, Middle East & Africa
Sales to Wholesale Customers	1,733	1,686	3%	6%	1,313	1,329	-1%	3%	1,428	1,434	0%	4%	1,443	1,420	2%	7%	5,917	5,869	1%	5%
Sales through NIKE Direct	529	418	27%	30%	479	378	27%	33%	497	419	19%	25%	548	484	13%	20%	2,053	1,699	21%	27%
Total	2,262	2,104	8%	11%	1,792	1,707	5%	10%	1,925	1,853	4%	9%	1,991	1,904	5%	11%	7,970	7,568	5%	10%
Greater China
Sales to Wholesale Customers	695	634	10%	15%	673	657	2%	6%	703	672	5%	10%	703	660	7%	11%	2,774	2,623	6%	11%
Sales through NIKE Direct	325	252	29%	37%	382	281	36%	42%	372	310	20%	27%	384	319	20%	26%	1,463	1,162	26%	32%
Total	1,020	886	15%	21%	1,055	938	12%	17%	1,075	982	9%	15%	1,087	979	11%	16%	4,237	3,785	12%	17%
Asia Pacific & Latin America
Sales to Wholesale Customers	887	871	2%	11%	936	894	5%	9%	837	790	6%	10%	971	856	13%	12%	3,631	3,411	6%	10%
Sales through NIKE Direct	244	212	15%	20%	270	213	27%	23%	285	242	18%	18%	307	239	28%	25%	1,106	906	22%	21%
Total	1,131	1,083	4%	12%	1,206	1,107	9%	11%	1,122	1,032	9%	11%	1,278	1,095	17%	15%	4,737	4,317	10%	13%
Global Brand Divisions[3]	15	26	-42%	-30%	21	18	17%	17%	19	17	12%	12%	18	12	50%	68%	73	73	0%	2%
TOTAL NIKE BRAND REVENUES	$8,459	$7,898	7%	10%	$7,724	$7,317	6%	8%	$7,923	$7,567	5%	7%	$8,127	$7,725	5%	7%	$32,233	$30,507	6%	8%

TOTAL NIKE BRAND
Sales to Wholesale Customers	$6,139	$5,940	3%	6%	$5,559	$5,558	0%	2%	$5,618	$5,493	2%	5%	$5,762	$5,586	3%	5%	$23,078	$22,577	2%	5%
Sales through NIKE Direct	2,305	1,932	19%	22%	2,144	1,741	23%	25%	2,286	2,057	11%	13%	2,347	2,127	10%	12%	9,082	7,857	16%	18%
Global Brand Divisions[3]	15	26	-42%	-30%	21	18	17%	17%	19	17	12%	12%	18	12	50%	68%	73	73	0%	2%
TOTAL NIKE BRAND REVENUES	$8,459	$7,898	7%	10%	$7,724	$7,317	6%	8%	$7,923	$7,567	5%	7%	$8,127	$7,725	5%	7%	$32,233	$30,507	6%	8%
[1] Certain prior year amounts have been recast to conform to fiscal 2018 presentation. This includes recast operating segment data to reflect the changes in the Company's operating structure, which became effective June 1, 2017. These changes had no impact on previously reported consolidated results of operations or shareholders' equity.

[2] The percentage change has been calculated using actual exchange rates in use during the comparative prior year period to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.